Oneita Industries, Inc.
                             4130 Faber Place Drive
                                    Suite 200
                        Charleston, South Carolina 29405
                                 (803) 529-5225

Inquiries:
Call Subscription Agent
(718) 921-8200

February __, 1996

American Stock Transfer & Trust Company
40 Wall Street
46th Floor
New York, New York 10005
Attn: George Karfunkel

Gentlemen:

     Pursuant to the resolutions adopted by the Board of Directors on February __, 1996 (the "Resolutions") appointing American Stock Transfer & Trust Company as subscription agent for the Rights to purchase shares of Common Stock, par value $.25 per share (the "Common Stock"), of Oneita Industries, Inc., a Delaware corporation (the "Company"), we herewith deliver to you the following:

     1. Certified copy of the prospectus dated February __, 1996 relating to the Rights (the "Prospectus")
     2. Certified  copy of the  Resolutions
     3. Certified specimen of the subscription rights certificate
     4. Certified copy of stockholder transmittal  letter and  instructions
     5. Certified copy of notice of guaranteed delivery

     You are hereby authorized and directed as subscription agent to:

     A. Issue Subscription Rights Certificates to all holders of record of common stock, par value $.25 (the "Common Stock"), of the Company at the close of business on February __, 1996, and, upon surrender of Subscription Rights Certificates by institutional nominees or broker-dealers with instructions to divide such Subscription Rights Certificates into Subscription Rights Certificates in smaller denominations in the names of such nominees or broker-dealers. Subscription Rights Certificates are to be issued at the rate of one (1) Right for each share of Common Stock held.

     B. Sign Subscription Rights Certificates as Subscription Agent by means of an authorized facsimile signature.

     C. [Intentionally Omitted]

     D. Enclose and mail Subscription Rights Certificates on February __, 1996 as follows:

     1)  To  holders  residing  within  the  continental  United  States,   mail
Subscription Rights Certificates together with a copy of the Prospectus, a notice to shareholders and a return envelope by first class mail in zip code order.


     2) To holders residing outside the continental United States, mail Subscription Rights Certificates together with a copy of the Prospectus and a notice to shareholders by air-mail.

     E.   Furnish to the following persons:

          James L. Ford
          William H. Boyd

a copy of a report showing the number of Subscription Rights Certificates issued.

Acceptance

     F.  Accept   subscriptions   upon  the  receipt  of   Subscription   Rights
Certificates duly executed in accordance with the terms thereof, accompanied by proper payment.

     G. Accept subscriptions from holders whose Subscription Rights Certificates are alleged to have been lost, stolen, destroyed or not received, upon receipt by you of a properly executed Affidavit and Indemnity undertaking, accompanied by proper payment. Place stops on said Subscription Rights Certificates and withhold delivery of the shares subscribed for until after the expiration of the Subscription Rights Certificates and determination that said Subscription Rights Certificates have not been exercised or otherwise surrendered.

     H. Accept subscriptions unaccompanied by appropriate Subscription Rights Certificates if submitted in the manner stipulated in the section of the Prospectus relating to guaranteed delivery and accompanied by proper payment.

     I. Accept subscriptions from holders whose Subscription Rights Certificates cannot be surrendered from some meritorious reason but withhold delivery of the shares as specified in instruction G, above.

     J. Accept subscriptions accompanied by proper payment provisionally upon the receipt of Subscription Rights Certificates evidencing some deficiency in the execution thereof. You will make a reasonable attempt to contact the holders of such Subscription Rights Certificates and will make such Subscription Rights Certificates available on February __, 1996 for review by the Company. You will act in accordance with the Company's instructions in the disposition of such Subscription Rights Certificates.

     K. Accept subscriptions accompanied by proper payment executed, as Agent for the subscriber, by a firm having membership in the New York or another national securities exchange or the National Association of Securities Dealers or by a bank or trust company.

     L. Accept subscriptions even though the subscriber fails to execute Boxes 1A or 1B on his Subscription Rights Certificate if he has indicated on the Subscription Rights Certificate or by letter the manner in which he wishes to subscribe and has made proper payment.

     M. Accept a company check in payment of a subscription entered for the account of said company or for an account other than said company, but do not accept a company check for a subscription entered for the account of any person signing or counter-signing such check.

     N. Accept individual subscriptions in cases in which the subscription is accompanied by a bank or cashier's certified check drawn by some individual other than the subscriber, provided:

          1.   the subscription form is properly executed by the subscriber,

          2. the check tendered is payable to American Stock Transfer & Trust Company and is otherwise in order, and

          3. there is no evidence that the bank or cashier's certified check was delivered to the subscriber by the drawer thereof for any purpose other than payment of the accompanying subscription.

     O. Accept subscriptions signed by one of the persons in whose name the Subscription Rights Certificate is issued, in cases where Subscription Rights Certificates are issued in the names of two persons as joint tenants or are issued in the names of co-fiduciaries, if the certificates representing the new shares are issued in the names of, and are to be delivered to, the joint tenants or co-fiduciaries.

Processing

     P.   Waive legal documentation if:

          1. Subscription Rights Certificates registered in fiduciary name are executed by such fiduciary and share certificates are to be issued with exactly the same registration.

          2. Subscription Rights Certificates registered in corporate name are executed by a person purporting to be an officer thereof and shares are to be issued in the corporate name.

          3. Subscription Rights Certificates registered in the name of a decedent are executed by a subscriber purporting to be the decedent's executor or administrator, the subscription does not exceed $25,000 in value, the stock is to be issued either in the estate name or in the subscriber's name as executor or administrator of the estate and there is no evidence present that the subscriber is not the duly authorized representative he claims to be.

     Q. Deposit into a bank account for the benefit of the Company on a daily basis all funds received and collected in respect of the exercise of Basic Subscription Rights.

     R. Compute, upon the termination of the Rights Offering and the period allowed for the guaranteed delivery of Subscription Rights Certificates on March __, 1996, the number of shares of Common Stock subscribed for pursuant to all Basic Subscription Rights, as described in the Prospectus.

Certificate Issuance

     S. Requisition from yourselves, as transfer agent, the necessary certificates for shares of Common Stock subscribed for and issue to subscribers and deliver such certificates as promptly as practicable after the expiration date of the Rights Offering. Delivery of certificates shall be made by first class mail under your blanket surety bond, protecting yourself and the Company from any loss or liability arising out of the non-receipt or non-delivery of such certificates or by registered mail insured separately for the replacement value of such certificates for shares of Common Stock subscribed for.

     T. Prepare transfer journals reflecting the issuance of all shares of Common Stock subscribed for and deliver the daily journals to Oneita Industries, Inc., 4130 Faber Place Drive, Charleston, South Carolina 29405, Attention:
Corporate Secretary.

General

     U. Deliver to each of the persons named below on each business day during the subscription period commencing February __, 1996, a report showing the number of shares of Common Stock subscribed for (both Subscription Rights Certificates actually received and pledges), the dollar amount received in payment of the subscription (each of these categories to show daily and cumulative totals), as well as the current number of shares of Common Stock for which subscriptions have been accepted on a provisional basis:

          James L. Ford
          William H. Boyd

     V. Return all Subscription Rights Certificates received after expiration date to presenters with a copy of the rejection notice.

     You are hereby authorized and directed as Subscription Agent to:

     A. Act upon any subscription, statement, request, consent, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons.

     B. Accept directions from the following officers of the Company who are authorized to give any further necessary instructions to you in connection with this matter:

Chairman:                  Robert M. Gintel
President:                 Herbert J. Fleming
Executive Vice President:  James L. Ford
Secretary:                 Edward I. Kramer
Treasurer:                 William H. Boyd
General Counsel:           Edward I. Kramer or
                           Neil M. Kaufman


In addition to the foregoing, you are hereby advised that counsel for the Company is Blau, Kramer, Wactlar & Lieberman, P.C. and that you are also authorized to accept from them appropriate and necessary instructions and directions in connection with this matter.

     C. Consult counsel in respect to any questions relating to your duties and responsibilities. You shall not be held liable for any advice taken or omitted by you in good faith upon advice of counsel. You shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve you in expense, unless first indemnified to your satisfaction.

     D. Be entitled to receive fees for your services hereunder pursuant to the schedule of fees attached hereto as Attachment I and be reimbursed for all costs and expenses. Such funds will be paid to you as soon as practicable after receipt of your invoice.

     E.   Disposition of materials and funds:

          1. Unissued Subscription Rights Certificates -- Return to Oneita Industries, Inc., 4130 Faber Place Drive, Charleston, South Carolina 29405, Attention: Corporate Secretary.

          2. Unissued Common Stock certificates -- Return to yourselves as Transfer Agent.

          3. Surplus materials (notices, envelopes) -- Return to Oneita Industries, Inc., 4130 Faber Place Drive, Charleston, South Carolina 29405, Attention: Corporate Secretary.

     You are hereby agree not to advise any person as to the wisdom of subscribing or as to the market value or decline or increase in the market value of the Common Stock.

     The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees for legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from its actions pursuant to this Agreement other than costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your gross negligence or willful misconduct in connection with performance of your duties hereunder. If the indemnification provided for in this paragraph is applicable, but for any reason is held to be unavailable, the Company shall contribute such amount as is just and equitable to pay, or to reimburse you for the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable counsel fees, actually incurred by you as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Company. If any action is brought against you in respect of which indemnity may be sought against the Company pursuant to this paragraph, you shall promptly notify the Company in writing of the institution of such action and to the Company may, at its option, assume the defense of such action, including the employment and fees of counsel (which counsel shall be reasonably satisfactory to you) and payment of expenses. You shall have the right to employ your own counsel in any such case, but the fees and expenses of such counsel shall be at your expense unless the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action or the Company shall not have employed counsel to have charge of the defense of the action or you shall have reasonably concluded that there may be defenses available to you which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of you), in any of which events the fees and expenses of not more than one additional firm of attorneys for you shall be borne by the Company. The provisions of this paragraph shall survive any termination of this Agreement.

     If  the  foregoing  is  in  accordance  with  your  understanding,   please
acknowledge receipt of the documents referred to above and return the enclosed counterpart of this Letter of Directions to us.

                                   Very truly yours,

                                   ONEITA INDUSTRIES, INC.


                                   By: ____________________________
                                          Name:
                                          Title:

     The undersigned hereby acknowledges receipt this ____ day of February __, 1996 of the documents referred to above, accepts appointment as subscription agent for the Rights and agrees to perform its duties as such subscription agent in accordance with the foregoing Letter of Directions and the documents referred to above.

                                   AMERICAN STOCK TRANSFER &
                                      TRUST COMPANY


                                   By: ____________________________
                                          Name:
                                          Title:

Attachment I

American Stock Transfer & Trust Company shall be paid a fee equal to $35,000 for its services as Subscription Agent pursuant to this Agreement.

     Out of pocket expenses i.e. postage, stationery, supplies, telephone calls, counsel fees etc. will be billed on a cost basis.